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                                                                     EXHIBIT 4.1

                               FIRST AMENDMENT TO
               AMENDED AND RESTATED STOCKHOLDERS RIGHTS AGREEMENT

                  This First Amendment, dated as of October 3, 2005 (this "Amendment"), to the Amended and Restated Stockholders Rights Agreement, dated as of April 28, 1999 (the "Rights Agreement"), is made between Whitehall Jewellers, Inc., a Delaware corporation (the "Company"), and LaSalle Bank, a national banking association (the "Rights Agent"). Capitalized terms not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

                  WHEREAS, the Company has proposed to enter into a Securities Purchase Agreement dated as of October __, 2005 (the "Purchase Agreement") pursuant to which, among other things, the investor or investors listed on the schedule attached thereto from time to time (individually, a "Buyer" and collectively, the "Buyers") will purchase Securities (as such term is defined therein);

                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to exempt the issuance of the Securities (as defined in the Purchase Agreement) and to correct the reference to the Rights Agreement in the stock certificate legend;

                  WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent; and

                  WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement set forth herein as of the date hereof.

                  NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

                  1. The following language is added to the end of the definition of "Acquiring Person" in Section 1(a) to the Rights Agreement:

         "Notwithstanding anything to the contrary contained herein, (i) none of the Buyers, including without limitation, Prentice Capital Management, LP, a Delaware limited partnership ("Prentice"), or any of its respective Affiliates or Associates (including, without limitation, PWJ Funding LLC, a Delaware limited liability company and PWJ Lending LLC, a Delaware limited liability company), Prentice, the Buyers and their respective Affiliates and Associates being collectively referred to as the "Buying Persons") shall become an Acquiring Person, (ii) no Distribution Date or Share Acquisition Date shall occur, in each case, as a result of the execution and delivery of the Securities Purchase Agreement, dated as of October __, 2005, by and among the Buyers (as defined therein) and the Company (as it may be amended from time to time, the "Purchase Agreement"), the Bridge Term Loan Credit Agreement dated as of such date by and among the Lenders (as defined therein), the agent named therein and the Company (as it may be amended from time to time, the "Bridge Loan Agreement") or the issuance of


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         any warrant, convertible note or other agreement contemplated thereby
         (as they may be amended from time to time, the Securities Purchase Agreement, Bridge Loan Agreement and any such warrant, convertible note or other agreement contemplated thereby being collectively referred to as the "Buyer Documents"), the public announcement of execution and delivery, the performance of the Buyer Documents, or the consummation of the other transactions contemplated by the Buyer Documents (including, without limitation, the exercise of any conversion rights or warrants) and (iii) for the avoidance of doubt, the warrants and any shares of Common Stock issuable upon exercise thereof shall not be counted in any determination of whether the Buyers shall have become an Acquiring Person or that a Distribution Date or Share Acquisition Date has occurred. From and after the closing of the sale of convertible notes under the Securities Purchase Agreement, each Buyer and its Affiliates and Associates shall be deemed to be an "Exempt Person" for purposes of this definition of "Acquiring Person" and, therefore, not an Acquiring Person regardless of the amount of Common Stock Beneficially Owned by such Buyer and its Affiliates and Associates."

                  2. The first sentence of the legend set forth in Section 3(c) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Amended and Restated Stockholders Rights Agreement dated as of April 28, 1999, as amended on October __, 2005 and as it may be amended from time to time (the "Rights Agreement") between Whitehall Jewellers, Inc. (the "Company") and LaSalle Bank, as Rights Agent, the terms, provisions and conditions of which are incorporated herein by reference and made a part hereof.

                  3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within the State of Delaware.

                  4. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  5. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

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                                       2

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                  IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to the Rights Agreement to be duly executed as of the day and year first above written.


                                 WHITEHALL JEWELLERS, INC.


                                 By: /s/ John R. Desjardins
                                    --------------------------
                                     Name:  John R. Desjardins
                                     Title: Executive Vice President and Chief
                                            Financial Officer


                                 LASALLE BANK
                                 as Rights Agent


                                 By: /s/ Mark F. Rimkus
                                    --------------------------
                                     Name:  Mark F. Rimkus
                                     Title: Vice President